KPMG LLP
Suite 600
205 North 10th Street
Boise, ID 83702-5798

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-287208) on Form S-3 and (No. 333-272987) on Form S-8 of our report dated February 20, 2026, with respect to the consolidated financial statements of Savers Value Village, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Boise, Idaho
February 20, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.